Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Kofax Limited, omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 30, 2014.

Name of subsidiary	Jurisdiction of incorporation or organization
Altosoft Corporation	United States
Atalasoft, Inc.	United States
Kapow Technologies, A/S	Denmark
Kapow Technologies, GmbH	Germany
Kapow Technologies, Inc.	United States
Kapow Technologies, Ltd.	England
Kofax Inc.	United States
Kofax Australia Pty Ltd	Australia
Kofax Austria GmbH	Austria
Kofax Benelux NV/SA	Belgium
Kofax Danmark A/S	Denmark
Kofax Deutschland AG	Germany
Kofax Development GmbH	Germany
Kofax Development U.K., Ltd.	England
Kofax France SAS	France
Kofax Holdings International Ltd.	England
Kofax India Pvt Ltd.	India
Kofax Investments Ltd.	England
Kofax Italia S.r.l.	Italy
Kofax Japan Co. Ltd.	Japan
Kofax Malaysia Sdn. Bhd.	Malaysia
Kofax ME FZE	United Arab Emirates
Kofax México S. De R.L. De C.V.	Mexico
Kofax Netherlands	Netherlands
Kofax Northern Ireland Limited	Northern Ireland
Kofax Portugal, S.A.	Portugal
Kofax Produtos de Imagem Do Brazil LTDA	Brazil
Kofax Resources Ltd.	England
Kofax Schweiz AG	Switzerland
Kofax Singapore Pte. Ltd.	Singapore
Kofax Software Ibérica S.A.U	Spain
Kofax South Africa (Pty) Ltd	South Africa
Kofax Sverige AB	Sweden
Kofax UK Ltd	England
Kofax Vietnam Co., Ltd.	Vietnam
Limited Liability Company Kofax Russia	Russia
Singularity Ltd.	United States